Exhibit 99.1

Natus Medical Announces Record 2008 Fourth Quarter and Full Year Results

SAN CARLOS, Calif.--(BUSINESS WIRE)--February 26, 2009--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and twelve months ended December 31, 2008.

For the fourth quarter ended December 31, 2008, Natus reported revenue of $43.4 million, increasing 27% from $34.2 million reported for the fourth quarter of 2007. The Company reported net income of $6.3 million, or $0.22 per diluted share for the fourth quarter of 2008 compared to net income of $2.8 million, or $0.12 per diluted share reported in the fourth quarter of 2007, representing increases of 126% and 81% respectively.

For the year ended December 31, 2008, Natus reported revenue of $161.8 million, increasing 37% from $118.4 million reported for 2007. The Company reported net income of $17.5 million, or $0.66 per diluted share in 2008, compared to net income of $9.8 million, or $0.43 per diluted share in 2007, representing increases of 79% and 54%, respectively.

The Company’s reported results for 2007 included acquisition-related charges associated with the acquisition of Xltek in November 2007. Non-GAAP net income excluding those charges was $3.8 million, or $0.17 per diluted share, and $10.8 million, or $0.47 per diluted share, for the three and twelve months ended December 31, 2007, respectively.

“Even though they increased significantly on a year over year basis, our results for the fourth quarter were impacted by the economic downturn and the resulting reduction in capital spending by our hospital customers that we first noticed in early December,” said Jim Hawkins, President and Chief Executive Officer of the Company.

“At the same time, sales of disposable supplies used with our newborn hearing screeners were strong in the fourth quarter, and we expect continued growth throughout 2009 for these disposable supply products,” added Hawkins. “Throughout 2008 we were able to increase the average selling price of our AABR disposable, and we look for this trend to continue throughout 2009, bringing our margin on this product more in line with the margins earned by other medical device companies on proprietary disposable products.”

Hawkins also stated, “Our business model for the past four years has been driven by a combination of internal growth and accretive acquisitions. Because the current economic environment is very uncertain, we have taken an even more cautious approach in our evaluation of potential acquisition targets and of the terms under which we would engage in transactions. That being the case, we have held off on finalizing acquisitions that could potentially be consummated in the short term. However, we continue to engage in discussions with potential acquisition targets. Our strong balance sheet leaves us well positioned to be able to take advantage of future acquisition opportunities as they present themselves.”

“Forecasting our future business has become much more difficult due to a combination of a seemingly accelerating worldwide economic downturn, growing unemployment in the United States and its impact on healthcare providers, the deteriorating condition of financial institutions and the resultant freezing of credit markets, and forecasts of reduced capital spending by hospitals,” said Hawkins. “In addition, we are dealing with a fluctuating U.S. dollar that may affect our international business. With that said, we believe our strong market position and unique niche products, combined with our world class sales organization, should allow Natus to continue to gain market share even in these uncertain times.”

As of December 31, 2008 the Company had cash, cash equivalents, and short-term investments of $57.0 million, stockholders' equity of approximately $227 million, and working capital of approximately $102 million.

2009 Guidance

Natus reiterated the financial guidance that it released on January 20, 2009. While the Company has attempted to be prudent and conservative in providing the following financial guidance, it stressed the difficultly of accurately forecasting results in the current unsettled economic environment.

For fiscal 2009, the Company expects revenue to range from $166 million to $170 million and earnings per share to range from $0.57 to $0.61. For the first quarter of 2009, the Company expects revenue to range from $37 million to $38 million and earnings per share to range from $0.06 to $0.08. This compares to revenue of $36.9 million and earnings per share of $0.11 reported in the first quarter of 2009.

While the Company is forecasting net income to be flat in 2009 compared to 2008, earnings per share for 2009 will be impacted by the stock offerings the Company completed in April and May 2008, where the Company issued an aggregate of 5,485,500 shares of its common stock and raised approximately $100 million. The effect of these offerings will be particularly significant to the comparison of results for the first two quarters of 2009 versus the same periods in 2008, as the new shares were outstanding for only a portion of the second quarter of 2008.

The Company’s 2009 guidance is on a GAAP basis, including the impact of expensing employee equity-based compensation, which the Company believes will be approximately $3.5 million. The Company also expects to record approximately $4.3 million of amortization expense associated with acquired intangible assets. All earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with GAAP, this release contains non-GAAP financial measures that exclude the effects of costs associated with the November 29, 2007 acquisition of Xltek, including hedging losses associated with funding the acquisition, a charge for in-process research and development, and employee-severance charges, all incurred in the fourth quarter of 2007. The Company believes that the presentation of results excluding these acquisition-related charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. The Company also believes the in-process research and development charge is not indicative of resources devoted to ongoing research and development efforts. Therefore, the Company believes the non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. The non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (866) 953-0762 for domestic callers, or (617) 399-3492 for international callers, and entering reservation code 79352876. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 14778289.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the first quarter and full year 2009, our ability to gain market share in future periods, our ability to increase the average selling price of disposable supplies and our ability to return to historic revenue and earnings growth rates. These statements are predictions based on current estimates and assumptions of our management as of the date of this press release and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Natus cannot provide any assurance that its future results will meet expectations implied by the forward-looking statements. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, our ability to acquire businesses on attractive terms, or at all, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2007, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	2008	2007	2008	2007

Revenue	$43,395	$34,234	$161,831	$118,374
Cost of revenue	15,717	12,646	60,933	43,100
Gross profit	27,678	21,588	100,898	75,274
Operating expenses:
Marketing and selling	11,072	8,056	40,093	28,202
Research and development	3,616	3,569	15,576	15,645
General and administrative	4,537	3,854	19,746	15,214
Total operating expenses	19,225	15,779	75,415	59,361
Income from operations	8,453	5,809	25,483	15,913
Other income/(expense):
Interest income	226	143	1,029	695
Interest expense	79	(235)	(735)	(235)
Other income, net	883	(496)	1,848	(359)
Total other income/(expense)	1,188	(588)	2,142	101

Income before provision for income tax	9,641	5,221	27,625	16,014

Provision for income tax	3,354	2,442	10,152	6,234

Net income (loss)	$6,287	$2,779	$17,473	$9,780
Earnings (loss) per share:
Basic	$0.23	$0.13	$0.69	$0.45
Diluted	$0.22	$0.12	$0.66	$0.43

Weighted-average shares used to compute
Basic earnings per share	27,598	21,687	25,278	21,600
Diluted earnings per share	28,588	22,908	26,557	22,815

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	2008	2007	2008	2007
GAAP based results:

Income before provision for income tax	$9,641	$5,221	$27,625	$16,014

Non-GAAP adjustments:

Acquired in-process research and development	-	300	-	300	(a)

Loss on hedging activities associated with funding the purchase of Xltek	-	732	-	732	(b)

Employee-severance costs	-	361	-	361	(c)

Non-GAAP income before provision for income tax	9,641	6,614	27,625	17,407

Provision for income tax, as adjusted	3,354	2,824	10,152	6,615

Non-GAAP net income	$6,287	$3,790	$17,473	$10,792
Earnings per share:
Basic	$0.23	$0.17	$0.69	$0.50
Diluted	$0.22	$0.17	$0.66	$0.47

Weighted-average shares used to compute
Basic earnings per share	27,598	21,687	25,278	21,600
Diluted earnings per share	28,588	22,908	26,557	22,815

(a) Charges for acquired in-process research and development expense of $300 related to the acquisition of Xltek on November 29, 2007. Management believes that excluding these charges facilitates comparisons of Natus' core operating results across multiple reporting periods.

(b) Loss from hedging activities to fund the purchase of Xltek in Canadian dollars resulting from execution of CAD forward contracts and pre-acquisition changes in the USD/CAD exchange rate.

(c) Employee-severance costs associated with restructuring activities initiated in the fourth quarter 2007.

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, Chief Financial Officer, 650-802-0400
InvestorRelations@Natus.com